UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2016

Glori Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55261	46-4527741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4315 South Drive
Houston, TX	77053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 237-8880

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2016, Glori Energy Inc. (the “Company”) received a deficiency letter (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company’s stockholders’ equity as of June 30, 2016 did not meet the minimum $2.5 million requirement of Listing Rule 5550(b)(1) that is necessary to maintain continued listing on the Nasdaq Capital Market. The Notice states that the Company also does not, at this time, meet the market value of listed securities or net income from continuing operations standards that are alternatives to the stockholders’ equity requirement.

The Company has 45 days from the date of the Notice to submit a plan to regain compliance. The Company is currently evaluating whether to submit a plan to regain compliance. If the Company submits a plan and Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company a 180-day extension from the date of the Notice to evidence compliance. If the Company’s plan in not accepted by Nasdaq, the Company would have an opportunity to appeal the decision to a hearing panel.

There can be no assurance that the Company will submit a plan, or that it will be successful in obtaining approval of any plan to regain compliance, or in receiving a 180-day extension to regain compliance or in maintaining the Company’s listing on the Nasdaq Capital Market.

As previously reported, the Company is also not in compliance with the minimum $1.00 bid price per share requirement under NASDAQ Listing Rule 5550(a)(2).

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLORI ENERGY INC.
(Registrant)

August 19, 2016	/s/ Victor M. Perez
(Date)	Victor M. Perez Chief Financial Officer